Exhibit 99.1
                                                                    ------------


FOR:           AMERIVEST PROPERTIES INC.

FROM:          L. B. Stauffer, Sr. VP
               Christian Pflaumer, Media
               Michael Lucarelli, Investor Relations
               Porter, LeVay & Rose, Inc.
               (212) 564-4700

COMPANY        Charles Knight, President
CONTACT:       (303) 297-1800


             AMERIVEST ANNOUNCES AGREEMENT TO ACQUIRE AWARD-WINNING
                                 OFFICE COMPLEX

     DENVER, CO, May 1 -- AmeriVest Properties Inc. (AMEX: AMV) announced today that it has signed an agreement to purchase two office buildings in southeast Denver, Colorado from Sheridan Investments, LLC. The 118,000 square-foot office complex was completed in 1999 and is 100% leased. The project received the National Association of Industrial and Office Properties' Denver Small Office Development of the Year Award in 1999.

     The total purchase price for the buildings is $22 million plus cash balances, receivables and deferred financing costs less mortgage debt and other liabilities for a net equity value of $6,928,646, payable by the redemption of AmeriVest's current 9.639% interest in Sheridan Investments, LLC and the issuance of 1,121,209 additional shares of AmeriVest restricted common stock, valued at $5.55 per share.

     William Atkins, Chief Executive Officer of AmeriVest, stated, "The addition of these award-winning small tenant buildings significantly increases the quality of AmeriVest's real estate portfolio. Not only will these buildings be the newest in our portfolio, they represent the state-of-the-art in high quality workplaces for small to mid-size tenants. These buildings are the prototype for our future value-added redevelopment projects."

     The buildings are being purchased from Sheridan Investments, LLC, an affiliate of Sheridan Realty Advisors, LLC, advisor to AmeriVest. Atkins Ltd. Partnership is a 14.06% owner of Sheridan Investments and an affiliate of William Atkins, the Chief Executive Officer of AmeriVest. Alexander S. Hewitt, a Vice President and Secretary of AmeriVest, is a 16.06% owner of Sheridan Investments.

     Closing of the transaction is subject to shareholder approval at AmeriVest's annual meeting to be held later this year. The effective date of the acquisition will be April 1, 2001.

About AmeriVest Properties Inc.

     AmeriVest Properties Inc., with its principal office in Denver, Colorado, owns 22 office properties in Colorado, Indiana, Texas and Wisconsin and is focused on serving small to mid-sized office tenants in select markets. Its common stock is listed on The American Stock Exchange under the symbol "AMV".

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission